EXHIBIT 99.1

NEWS RELEASE for May 7, 2013 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS 2013 FIRST QUARTER RESULTS

NORTHVILLE, MI (May 7, 2013) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced financial results for the first quarter ended March 31, 2013.

President and CEO Daniel R. Coker said, “We started 2013 with excellent results in each of our major businesses. This year’s first quarter was the best first quarter in our history as we continued to grow and expand our business around the globe. Despite continuing global economic uncertainty, the strength of these results gives us confidence that 2013 will be a solid year and that we can reach our guidance of 8 to 10 percent growth for the year.

“We also remain focused on developing new thermal management products for the automotive market, as well as applying our thermoelectric technology to applications in other markets including medical and batteries,” Coker added. “We believe our technologies have a large number of potential commercial uses, and we are committed to exploring new initiatives in high-growth markets that will broaden our commercial product base, and generate future incremental revenue opportunities.”

Revenues for the 2013 first quarter increased 14 percent to $148.1 million from $129.5 million in the prior year first quarter. Revenues for the Company’s Climate Control Seats™ (CCS™) increased 14 percent, while revenues for W.E.T. grew by 15 percent compared with the prior year period.

Higher CCS revenue was primarily due to new program launches, including the newly designed Land Rover Range Rover, Infiniti JX and Nissan Pathfinder. Production volumes on existing vehicle platforms were higher in North America, but lower in Japan. The weakness in Japan primarily reflected certain mature vehicle programs that are expected to be refreshed in the coming months.

W.E.T. revenue increases resulted from strong automotive volumes in North America and Asia and continued market penetration in the automotive cable business. Despite local economic weakness, W.E.T.’s European-based sales were slightly higher than the prior year period due to increased market penetration.

For this year’s first quarter, foreign currency translation of the Company’s Euro denominated revenue, which was approximately €34.9 million compared with €33.1 million for the first quarter of last year, had only a modest impact on overall revenue results. The average US Dollar/Euro exchange rate for the 2013 first quarter was 1.3207 versus 1.3108 for the prior year period.

Net income attributable to common shareholders for the 2013 first quarter was $7.7 million, or $0.24 per basic and diluted share, which included $1.2 million (or $0.02 per basic and fully diluted share net of tax benefit) in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during the quarter. The 2013 first quarter results also include a one-time tax benefit resulting from the American Taxpayer Relief Act of 2012 (“the Act”) which was signed into law on January 2, 2013. The Act restored the research and development credit and certain exemptions under the foreign income tax rules, retroactively to the beginning of 2012. As a result, Gentherm recognized approximately $1.3 million, or $0.04 per basic and diluted share, in benefits associated with its 2012 tax year during this year’s first quarter.

Adjusting for the impact of this tax benefit and the W.E.T. acquisition transaction expenses, Gentherm would have reported net income attributable to common shareholders of $0.22 per basic and diluted share. Net income attributable to common shareholders for the first quarter of 2012 was $2.5 million, or $0.10 per basic and diluted share.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for this year’s first quarter increased to 26.4 percent, up from 25.1 percent for the first quarter of 2012. This increase was primarily the result of a favorable change in product mix and greater coverage of fixed costs at higher volume levels.

Adjusted EBITDA for the 2013 first quarter was $18.1 million, up $2.6 million or 17 percent, compared with Adjusted EBITDA of $15.5 million for the prior year period. Adjusted EBITDA for the 2013 first quarter (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

Revaluation of Derivatives

For the 2013 first quarter, the Company recorded gains related to the revaluation of derivative financial instruments of $346,000 compared with gains of $1.4 million for the prior year period.

Research and Development, Selling, General and Administrative Expenses

Net research and development expenses for this year’s first quarter were up $1.8 million to $11.8 million, reflecting additional resources, including personnel, focused on application engineering for new production programs of existing products, development of new products and a program to develop the next generation of seat comfort products using the best ideas and designs of the combined Gentherm and W.E.T. systems.

Selling, general and administrative (SG&A) expenses for the first quarter of 2013 increased $2.3 million when compared to the prior year period. This was primarily due to higher general legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases. The additional employees are primarily related to establishing a new electronics production facility in Shenzhen, China, increasing sales and marketing efforts aimed at supporting the Company’s current product development strategy and beginning the integration process between historical Gentherm and W.E.T. The Company also incurred approximately $280,000 in incremental audit and accounting expenses driven by Sarbanes-Oxley compliance implementation for W.E.T. which began during the second quarter of 2012. Gentherm believes that its selling, general and administrative costs will begin to level off as the Company works through the integration process and implements the cost reduction initiatives enabled by this integration over the next three years.

The Company’s balance sheet as of March 31, 2013, had total cash and cash equivalents of $48 million, total assets of $427 million and shareholders’ equity of $180 million. Total debt was $91.8 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $13.5 million as of March 31, 2013.

Guidance

Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, 2013 revenue growth remains strong. Gentherm is expecting revenue for 2013 to increase 8 to 10 percent over 2012 revenues, of $555 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-888-846-5003. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2013, and its Form 10-K for the year ended December 31, 2012; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Product revenues	$148,090	$129,526
Cost of sales	109,039	97,022

Gross margin	39,051	32,504
Operating expenses:
Net research and development expenses	11,841	10,081
Acquisition transaction expenses	1,163	—
Selling, general and administrative	16,256	13,973

Total operating expenses	29,260	24,054

Operating income	9,791	8,450
Interest expense	(981)	(1,136)
Revaluation of derivatives	346	1,360
Foreign currency gain (loss)	987	(511)
Income from equity investment	225	—
Other income	336	79

Earnings before income tax	10,704	8,242
Income tax expense	795	2,145

Net income	9,909	6,097
Gain attributable to non-controlling interest	(1,258)	(1,387)

Net income attributable to Gentherm, Inc.	8,651	4,710
Convertible preferred stock dividends	(923)	(2,165)

Net income attributable to common shareholders	$7,728	$2,545

Basic earnings per share	$0.24	$0.10

Diluted earnings per share	$0.24	$0.10

Weighted average number of shares – basic	31,607	24,461

Weighted average number of shares – diluted	32,084	25,151

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended March 31,
	2013	2012
Net income	$9,909	$6,097
Add Back:
Income tax expense	795	2,145
Interest expense	981	1,136
Depreciation and amortization	7,679	7,264
Adjustments:
Acquisition transaction expense	1,163	—
Unrealized currency (gain) loss	(913)	1,524
Unrealized revaluation of derivatives	(1,502)	(2,666)

Adjusted EBITDA	$18,112	$15,500

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND

OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended March 31,		Future Periods (estimated)
	2013	2012	2013	2014	2015	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$1,163	$—	$1,163	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,981	$1,966	$7,690	$7,690	$7,690	$39,663
Technology amortization	831	824	3,225	3,225	3,225	6,070
Product development costs amortization	548	532	2,129	2,129	1,206	49

	$3,360	$3,322	$13,044	$13,044	$12,121	$45,782
Tax effect	(1,230)	(769)	(3,473)	(3,021)	(2,807)	(10,603)

Net income effect	3,293	2,553	10,734	10,023	9,314	35,179
Non-controlling interest effect	(336)	(605)	(394)	(60)	(56)	(211)

Net income available to shareholders effect	$2,957	$1,948	$10,340	$9,963	$9,258	$34,968

Earnings (loss) per share - difference
Basic	$0.09	$0.08
Diluted	$0.09	$0.08
Series C Preferred Stock dividend	$923	$2,165	$1,622	$—	$—	$—

Earnings (loss) per share - difference
Basic	$0.03	$0.09
Diluted	$0.03	$0.09

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$47,977	$58,152
Accounts receivable, less allowance of $2,908 and $2,474, respectively	107,962	102,261
Inventory:
Raw Materials	26,802	28,279
Work in process	2,924	2,461
Finished goods	22,512	23,016

Inventory, net	52,238	53,756
Derivative financial instruments	148	160
Deferred income tax assets	13,718	15,006
Prepaid expenses and other assets	13,663	12,809

Total current assets	235,706	242,144
Property and equipment, net	56,900	55,010
Goodwill	24,004	24,729
Other intangible assets	89,279	95,870
Deferred financing costs	1,616	1,880
Deferred income tax assets	6,956	5,361
Derivative financial instruments	2,865	4,141
Other non-current assets	9,866	10,062

Total assets	$427,192	$439,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,961	$42,508
Accrued liabilities	53,762	54,157
Current maturities of long-term debt	22,509	17,218
Derivative financial instruments	3,073	3,326

Total current liabilities	122,305	117,209
Pension benefit obligation	4,862	5,009
Other liabilities	4,146	4,540
Long-term debt, less current maturities	69,314	39,734
Derivative financial instruments	10,610	13,245
Deferred income tax liabilities	22,180	21,828

Total liabilities	233,417	201,565
Series C Convertible Preferred Stock	13,527	22,469
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 33,425,765 and 29,818,225 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	212,867	166,309
Paid-in capital	(7,166)	24,120
Accumulated other comprehensive loss	(18,463)	(11,231)
Accumulated deficit	(9,655)	(17,383)

Total Gentherm Incorporated shareholders’ equity	177,583	161,815
Non-controlling interest	2,665	53,348

Total shareholders’ equity	180,248	215,163

Total liabilities and shareholders’ equity	$427,192	$439,197

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2013	2012
Operating Activities:
Net income	$9,909	$6,097
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,934	7,521
Deferred tax provision	(740)	821
Stock compensation	491	292
Defined benefit plan expense	(53)	(105)
Provision of doubtful accounts	434	—
Gain on revaluation of financial derivatives	(1,244)	(2,471)
Loss (gain) on equity investment	(176)	198
Loss (gain) on sale of property, plant and equipment	3	(8)
Excess tax benefit from equity awards	—	(459)
Changes in operating assets and liabilities:
Accounts receivable	(7,765)	(5,581)
Inventory	427	(2,498)
Prepaid expenses and other assets	(1,511)	(1,659)
Accounts payable	(160)	581
Accrued liabilities	2,490	3,737

Net cash provided by operating activities	10,039	6,466
Investing Activities:
Proceeds from the sale of property, plant and equipment	1	14
Purchase of property and equipment	(6,116)	(3,029)
Loan to equity investment	—	(350)
Patent costs	—	(14)

Net cash used in investing activities	(6,115)	(3,379)
Financing Activities:
Borrowing of debt	40,441	41
Repayments of debt	(5,182)	(3,613)
Distributions paid to non-controlling interests	—	(173)
Proceeds from public offering of common stock	—	75,547
Excess tax benefit from equity awards	—	459
Purchase of non-controlling interest	(40,302)	—
Cash paid to Series C Preferred Stock Holders	(8,268)	(55)
Proceeds from the exercise of Common Stock options	1,487	271

Net cash provided by (used in) financing activities	(11,824)	72,477

Foreign currency effect	(2,275)	1,198

Net increase (decrease) in cash and cash equivalents	(10,175)	76,762
Cash and cash equivalents at beginning of period	58,152	23,839

Cash and cash equivalents at end of period	$47,977	$100,601

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